Exhibit (d)(2)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of February 1, 2007, between SELIGMAN CORE FIXED INCOME FUND, INC., a Maryland corporation (the “Fund”), and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse the Fund’s “other expenses” to the extent set forth in the Fund’s prospectuses included in the Fund’s Registration Statement, dated February 1, 2007.

J. & W. SELIGMAN & CO. INCORPORATED	SELIGMAN CORE FIXED INCOME FUND, INC.
BY: TITLE: DATE:	BY: TITLE: DATE: